Exhibit 99.2

Dicerna To Appoint Douglas Pagán Chief Financial Officer
– Mr. Pagán Brings to Dicerna More Than 20 Years of Biopharmaceutical Financial Management Experience –
LEXINGTON, Mass., May 7, 2020 -- Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) (the “Company” or “Dicerna”), a leading developer of investigational ribonucleic acid interference (RNAi) therapeutics, today announced that Douglas Pagán will become Dicerna’s chief financial officer (CFO) and a member of the Company’s executive leadership team, effective May 26, 2020. Dicerna previously announced the retirement of its current CFO, Jack Green, who will continue with the Company in a consulting capacity to ensure a successful transition.

“I am very pleased to welcome Doug to our management team,” said Douglas Fambrough, Ph.D., president and chief executive officer of Dicerna. “Doug’s broad experience in financial management and strategic planning for companies at all stages of the lifecycle, from early preclinical to post-commercialization, will be invaluable as we build the Company and continue our evolution toward becoming a fully integrated commercial-stage biopharmaceutical company. We sincerely thank Jack Green for his financial leadership since joining the Company as our CFO in 2016 and wish him well in his upcoming retirement.”

“This is an exciting time to join Dicerna as it moves toward commercial readiness for its lead rare disease candidate now in pivotal development while supporting a growing pipeline of proprietary and partnered candidates derived from its unique GalXC™ RNAi technology platform,” said Mr. Pagán. “With near- and long-term growth drivers, a strong balance sheet, and a diversified business model that allows the Company to benefit from the scale and resources of its collaborative relationships while also retaining select therapies for its own advancement, Dicerna presents an attractive mix of strong growth prospects and compelling science. I am looking forward to contributing to Dicerna's success as part of the executive leadership team."

Over a career spanning more than two decades in the life sciences industry, Mr. Pagán’s experience includes financial management and capital raising supporting advancement of new therapeutics, product launch and post-commercialization activities, and in- and out-licensing agreements for clinical candidates and commercial products.

Mr. Pagán is currently completing his service as CFO and secretary of KSQ Therapeutics, a privately held biotechnology company, where he is a member of the executive team in charge of finance and various operational functions, with responsibility for board management and corporate governance. Prior to KSQ, Mr. Pagán served for five years as CFO of Paratek Pharmaceuticals, Inc., a publicly traded biopharmaceutical company focused on infectious disease. During his tenure as CFO at Paratek, Mr. Pagán played a key role in transforming Paratek from a development-stage to a commercial-stage company through the launch of the company’s first product, NUZYRA®, for U.S. hospital and community-based sales and distribution, in addition to his responsibilities for finance, investor relations, strategic planning and SEC reporting. Under his financial leadership, Paratek raised more than $500 million in equity and debt financing.

Prior to Paratek, Mr. Pagán held roles of increasing responsibility at Acceleron Pharma, Inc., Biogen Idec (now Biogen), Bristol-Myers Squibb and Johnson & Johnson. He also worked in the investment banking division at J.P. Morgan Securities early in his career. Mr. Pagán serves on the Board of Directors of Ziopharm Oncology, an immuno-oncology company. He earned an MBA from Columbia Business School and a Bachelor of Science degree in chemical engineering with a concentration in engineering biology from Princeton University.

About Dicerna Pharmaceuticals, Inc.
Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) is a biopharmaceutical company focused on discovering, developing and commercializing medicines that are designed to leverage ribonucleic acid interference (RNAi) to selectively silence genes that cause or contribute to disease. Using our proprietary RNAi technology platform called GalXC™, Dicerna is committed to developing RNAi-based therapies with the potential to treat both rare and more prevalent diseases. By reducing the level of disease-causing genes of the liver, Dicerna’s GalXC has the potential to safely target conditions that are difficult to treat with other modalities. Continually innovating, Dicerna is also exploring new applications of RNAi technology beyond the liver, targeting additional tissues and enabling new therapeutic applications. In addition to our own pipeline of core discovery and clinical candidates, Dicerna has established collaborative relationships with some of the world’s leading pharmaceutical companies, including Novo Nordisk A/S, Roche, Eli Lilly and Company, Alexion Pharmaceuticals, Inc., Boehringer Ingelheim International GmbH and Alnylam Pharmaceuticals, Inc. Between Dicerna

and our collaborative partners, we currently have more than 20 active discovery, preclinical or clinical programs focused on rare, cardiovascular, cardiometabolic, viral, chronic liver and complement-mediated diseases, as well as neurodegeneration and pain. At Dicerna, our mission is to interfere – to silence genes, to fight disease, to restore health. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking statements relating to the future growth of the Company. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our preclinical research and clinical programs and other risks identified under the heading "Risk Factors" included in our most recent Form 10-K filing and in other future filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Dicerna's current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

GalXC™ is a trademark of Dicerna Pharmaceuticals, Inc. NUZYRA® is a registered trademark of Paratek Pharmaceuticals, Inc.

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Contacts
Media:
Amy Trevvett, Dicerna Pharmaceuticals, Inc.
+1 617-612-6253
atrevvett@dicerna.com

Investors:
Lauren Stival, Stern Investor Relations, Inc.
+1 212-362-1200
lauren.stival@sternir.com